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                                                                    EXHIBIT 99.1
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                 KULICKE & SOFFA DECLARES 2-FOR-1 STOCK SPLIT

WILLOW GROVE, Pa.--(BUSINESS WIRE)--June 26, 2000--Kulicke & Soffa Industries Inc. (NASDAQ:KLIC - news) today announced that its Board of Directors has approved a 2-for-1 stock split of its common stock.

Pursuant to the stock split, each shareholder of record at the close of business on July 17, 2000 will be entitled to receive one additional share for each common share held at the close of business on that date. These additional shares will be distributed by the transfer agent on or about July 31, 2000. In connection with the stock split and in accordance with applicable Pennsylvania law, the Board of Directors also has approved an amendment to the Company's Articles of Incorporation increasing the number of authorized shares of common stock from 100,000,000 to 200,000,000 in proportion to the 2-for-1 split.

Kulicke & Soffa is the world's largest supplier of semiconductor assembly equipment. The company provides scaleable solutions for the assembly of chip and wire, flip chip and chip scale packages. Chip and wire solutions combine wire bonding, die bonding and wafer dicing equipment with wire, capillaries, die collets, saw blades and die attach materials. Flip chip solutions include die placement equipment, flip chip bumping technology, glob top and underfill materials, and thin film laminates. K&S also offers unique CSP packaging technology as well as factory integration products and services. It has sales, service and applications development facilities worldwide. Kulicke & Soffa's web site address is www.kns.com.

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